UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

_______________

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 9, 2006

_______________

PROQUEST COMPANY

_______________

Delaware	1-3246	36-3580106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

789 Eisenhower Parkway, PO Box 1346	48106-1346
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (734) 761-4700

Not Applicable

(Former name or former address, if changed since last report)

______________

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 9, 2006, ProQuest Business Solutions Inc., a subsidiary of ProQuest Company (“PQBS”), entered into an Asset Purchase Agreement (the “Agreement”) with Dealer Computer Services, Inc. (“Seller”) under which PQBS acquired the CPD electronic parts catalog assets of Seller. These assets generally consist of contracts with dealers of Ford Motor Company (“Ford”) automotive products to provide electronic parts catalogs and related services (the “Dealer Contracts”). The assets also include publishing technology and other assets necessary to service the Dealer Contracts.

As consideration for the assets, PQBS has agreed to pay Seller 74.0% of the net amount paid by a dealer under a Dealer Contract for the products and services provided by PQBS to the dealer. The net amount excludes the cost of any fees payable by Buyer to Ford for the manufacturing data published in such products and services and any amounts payable for add-on products or other products that do not act as a replacement for the products currently offered by Seller to the dealers. The payment term is a five year period that commences on closing. No cash will be paid on the closing date.

Seller also agreed generally not to compete with the business that it sold to PQBS for an eight year period commencing on closing.

The foregoing description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits
Exhibit Number	Description
10.1	Asset Purchase Agreement dated August 9, 2006, by and between Dealer Computer Services, Inc., and ProQuest Business Solutions Inc.
99.1	August 14, 2006 Press Release Announcing Agreement to Acquire Dealer Computer Services, Inc. Electronic Parts Catalog Business

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROQUEST COMPANY
(Registrant)

DATE: August 15, 2006
	BY:	/s/ Todd Buchardt
Todd Buchardt
Senior Vice President and General Counsel